Exhibit 99.1
SM&A Reports Third Quarter Financial Results
For Immediate Release

Company Contact:	Investor Contact:
Jim Eckstaedt	Joe Diaz, Robert Blum
Exec. Vice President – CFO	Lytham Partners, LLC
949-975-1550	602-889-9700
NEWPORT BEACH, CA., November 6, 2008 - SM&A (Nasdaq: WINS) the world’s foremost management consulting firm providing solutions to PURSUE, WIN and PERFORM on competitive procurements and projects, today announced financial results for the third quarter ended September 30, 2008.
The Company reported quarterly revenues of $25.3 million for the third quarter of 2008, compared to $25.1 million in the comparable quarter of the previous year. Net income for the quarter was $1.4 million or $0.07 per fully diluted share, versus net income of $1.8 million, or $0.10 per fully diluted share in the third quarter of 2007.
Financial results for the quarter were impacted by charges of $0.3 million associated with the recently announced transaction to be acquired by Odyssey Investment Partners, LLC and on-going proxy related costs; and by an earn-out expense of $0.7 million relating to a company acquired in 2007. The Company recognized as an expense, under generally accepted accounting principals (GAAP) the contingent payment to the principal of the acquired company earned under the acquisition agreement. Excluding the aforementioned charges, on a non-GAAP tax-effected basis net income for the third quarter would have been $2.0 million, or $0.11 per fully diluted share, compared with non-GAAP fully diluted earnings per share of $0.10 in the immediately preceding quarter and non-GAAP fully diluted earnings per share of $0.12 in the third quarter of 2007.
(See Exhibit A for Reconciliation of GAAP to Non-GAAP EPS.)
Cathy McCarthy, president and CEO of SM&A said, “Results for the quarter were in-line with our internal expectations. There remains a significant level of uncertainty in spending priorities at all levels of government; that notwithstanding our performance during the third quarter was quite strong. As we did in the previous quarter, we attracted 11 new customers and generated ‘new customer’ revenue that also ranks among the highest of any quarter in the history of the company. Aerospace and defense (“A&D”) revenues continued to be strong as we were able to maintain an increased level of SM&A Program Services personnel into client programs.”
“As it relates to SM&A being acquired by Odyssey Investment Partners, LLC,” Ms. McCarthy continued, “we are excited to enter into a new phase in the development of SM&A. We now have a strong financial partner that will help us to enhance our already strong market position and that will permit us to operate our business focusing on expanding market share, customer development, and operational efficiency with a long-term perspective. We believe that this transaction rewards our loyal stockholders in a very difficult market environment and permits them to redeploy their investment capital.

Program Services:
Program Services revenue for the quarter was $15.1 million, an increase of 31%, compared with $11.5 million for the same period of the prior year. Program Services accounted for 60% of total quarterly revenues, compared to 46% of total quarterly revenue in the third quarter of 2007. Performance Management Associates, Inc. (PMA), acquired in mid-September 2007, contributed $2.3 million to Program Services revenues in the third quarter of 2008, of which $1.8 million is considered non-organic. Organic revenue growth for the quarter in the Program Services segment was 16%.
Competition Management:
Competition Management revenue for the quarter was $10.2 million, or 40% of total revenues, compared to $13.6 million, or 54% of total revenues, in the third quarter of 2007. During the quarter there were fewer large Federal procurement opportunities as compared to the third quarter of 2007. The trend of Federal procurement opportunities continues to contribute to the variability of Competition Management revenue.
Revenue by Market Vertical:
Revenue from A&D clients represented 79% of total revenues or $20.1 million for the third quarter of 2008, compared to $18.1 million, or 72% of total revenues, in the comparable quarter last year. Revenue from non-A&D clients was $5.2 million, compared to $7.0 million in the third quarter last year. Non-A&D business represented 21% of total third quarter revenue, compared with 28% a year ago.
SG&A Expense:
SG&A expenses were $8.0 million in the quarter. Stock-based compensation for the quarter totaled $0.4 million. Included in SG&A expense was $0.7 million related to an earn-out expense by the principal of an acquired business and $0.3 million associated with the recently announced transaction to be acquired and the recent proxy contest. Excluding the aforementioned stock-based compensation, earn-out, acquisition and proxy expenses, operating SG&A expenses were $6.5 million, or 25.7% of third quarter 2008 revenue compared to $6.1 million, or 24.2% on an operating basis in the third quarter of 2007.
(See Exhibit B for reconciliation of GAAP to non-GAAP information.)
Stock Buyback:
During the quarter, the Company did not buy back shares due to the recently announced transaction for the Company to be acquired by Odyssey Investment Partners, LLC.
2008 Guidance:
The Company expects revenue growth for full year 2008 of approximately 5% to 6%. The Company anticipates GAAP earnings per share for full year 2008 to be between $0.25 and $0.27 per diluted share. Excluding proxy costs, transaction and earn-out expense, adjusted non-GAAP EPS is anticipated to be between $0.37 and $0.39 per diluted share for the year. Gross margin is expected to be approximately 39% to 40% for the full year. The full year impact of the earn-out expense related to the PPI acquisition is estimated to be approximately $3.1 million or $0.10 per share
Disclosure of Certain Financial Information:
In an effort to be transparent and to provide more meaningful comparative SG&A and diluted EPS, including the recurring stock-based compensation expense disclosure to our shareholders, we have provided a reconciliation of GAAP and non-GAAP information.

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PURSUE for business capture, WIN competitive procurements and PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
Information Regarding Solicitation of Proxies:
In connection with the proposed transaction, the Company will file proxy materials with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the Company in advance of the special meeting. Stockholders of the Company are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statements and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents will also be available on the Company’s website (http://www.smawins.com) and may be obtained free from the Company by directing a request to SM&A, Attn: Investor Relations, 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660.
Participants in the Solicitation:
SM&A and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from SM&A stockholders with respect to the proposed merger described above. Information regarding the officers and directors of SM&A is included in its definitive proxy statement for its 2008 annual meeting filed with the SEC on April 18, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.
Conference Call and Webcast:
The Company will host a conference call with investors at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) on November 6, 2008 to discuss the sale of the Company and financial results for the 3rd fiscal quarter ended September 30, 2008. The dial-in number for the conference call is 888-413-9033 for domestic participants and 706-679-5064, for international participants. The call will also be accessible via live webcast at the homepage of http://www.smawins.com by clicking on the Investor Relations tab and webcast link. A replay of the conference call will be available at http://www.smawins.com or by dialing 800-642-1687 or 706-645-9291, reference access code 69823725. The call replay will be available for seven days.
Cautionary Statement:
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures aerospace and defense industries along with System Integration and Information Technology industries, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statement.

Exhibit A
SM&A
Diluted EPS Non-GAAP Reconciliation
(in thousands, except per share information)
(unaudited)

	Three Months Ended
	September 30, 2008		September 30, 2007		June 30, 2008
	$	Per Share	$	Per Share	$	Per Share

EPS (as reported)		$0.07		$0.10		$0.05

Earn-out expense	$733	0.02	$—	—	$733	0.02
Proxy contest cost	40	0.00	—	—	820	0.03
Transaction cost	256	0.01	—	—	—	—
Severance expense	—	—	600	0.02	—	—

Subtotal	$1,029	0.03	$600	0.02	$1,553	0.05

Non-GAAP EPS (as adjusted)		$0.11		$0.12		$0.10

Tax rate		39.4%		40.9%		42.2%
Diluted shares		18,480		19,021		18,698
Note: Sum of columns may not equal totals due to rounding. Per share data is shown net of tax.

Exhibit B
SM&A
SG&A Non-GAAP Reconciliation
(in thousands)
(unaudited)

	Three Months Ended
	September 30, 2008		September 30, 2007		June 30, 2008

Revenue	$25,332	100.0%	$25,059	100.0%	$26,009	100.0%

SG&A (as reported)	7,968	31.5%	7,095	28.3%	8,553	32.9%

Less:
Stock-based compensation	421	1.7%	436	1.7%	434	1.7%

Less:
Earn-out expense	733	2.9%	—	0.0%	733	2.8%
Proxy contest cost	40	0.2%	—	0.0%	820	3.2%
Transaction cost	256	1.0%	—	0.0%	—	0.0%
Severance expense	—	0.0%	600	2.4%	—	0.0%

Subtotal	1,029	4.1%	600	2.4%	1,553	6.0%

Non-GAAP SG&A (as adjusted)	$6,518	25.7%	$6,059	24.2%	$6,566	25.2%

Note: Sum of columns may not equal totals due to rounding.

SM&A
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$4,844	$5,422
Investments	6,692	10,610
Accounts receivable, net	25,193	18,171
Prepaid expenses and other current assets	2,683	2,011

Total current assets	39,412	36,214
Fixed assets, net	3,343	3,399
Goodwill	10,767	8,278
Intangibles, net	1,558	1,892
Other assets	840	895

	$55,920	$50,678

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,039	$1,925
Accrued compensation and related benefits	5,158	2,550
Accrued contingent consideration	3,859	2,708
Other current liabilities	159	127

Total current liabilities	11,215	7,310
Other liabilities	663	785

Total liabilities	11,878	8,095

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	47,121	45,450
Treasury stock	(4,595)	(1,506)
Retained earnings (accumulated deficit)	1,514	(1,363)

Total stockholders’ equity	44,042	42,583

	$55,920	$50,678

SM&A
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$25,332	$25,059	$76,764	$74,251
Cost of revenue	15,151	14,941	46,564	45,021

Gross margin	10,181	10,118	30,200	29,230

Selling, general and administrative expenses	7,968	7,095	25,478	20,620

Operating income	2,213	3,023	4,722	8,610

Interest income, net	41	80	158	301

Income before income taxes	2,254	3,103	4,880	8,911

Income tax expense	889	1,268	2,003	3,622

Net income	$1,365	$1,835	$2,877	$5,289

Earnings per share:
Basic	$0.07	$0.10	$0.15	$0.28
Diluted	$0.07	$0.10	$0.15	$0.28

Shares used in calculating earnings per share:
Basic	18,423	18,874	18,671	18,758
Diluted	18,480	19,021	18,763	18,930